Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated July 19, 2007 on the financial statements of the Bragg Capital Trust, comprising the Queens Road Small Cap Value Fund and Queens Road Value Fund as of May 31, 2007 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Bragg Capital Trust Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

(f.k.a. Cohen McCurdy, Ltd.)

Westlake, Ohio

September 28, 2007